UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    February 22, 2017
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Fiesta Restaurant Group, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-35373	90-0712224
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14800 Landmark Boulevard, Suite 500, Dallas, Texas		75254
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (972) 702-9300

N/A
(Former name or former address, if changed since last report.)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[x] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On February 27, 2017, Fiesta Restaurant Group, Inc. (the "Company") issued a press release announcing financial results for its fourth fiscal quarter and full year ended January 1, 2017. The entire text of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Appointment of Chief Executive Officer

On February 27, 2017, the Company announced that Richard C. Stockinger has been appointed Chief Executive Officer and President of the Company, effective February 28, 2017. From 2014 until 2017, Mr. Stockinger, age 58, served as a consultant to Bruckmann, Rosser, Sherrill & Co., a private equity firm, and Not Your Average Joe's, a private company where Mr. Stockinger is currently a member of its board of directors. Mr. Stockinger also served as Chief Executive Officer and President of Benihana Inc. ("Benihana") from 2009 until 2014, a member of the Board of Directors of Benihana from 2008 until 2014, a member of the Audit Committee of Benihana from 2008 until 2009 and Chairman of the Board of Directors of Benihana from 2010 until 2012. Mr. Stockinger was President of Patina Restaurant Group from 2003 until 2008. Other than Mr. Stockinger's employment with the Company, Mr. Stockinger does not have any other relationships with the Company that would be required to be reported pursuant to Item 404(a) of Regulation S-K.

On February 24, 2017, the Company entered into an Executive Employment Agreement (the "Employment Agreement") with Mr. Stockinger. Pursuant to the Employment Agreement, Mr. Stockinger will earn a base salary of $550,000 per year which can be increased at the sole discretion of the Company's Compensation Committee of the Board of Directors (the "Compensation Committee"). Pursuant to the Employment Agreement, Mr. Stockinger will (i) be eligible to receive a short term cash incentive bonus, intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), equal to at least 100% of Mr. Stockinger's then base salary based upon attainment of objectives to be established by the Compensation Committee, (ii) receive a grant of restricted common stock of the Company on March 6, 2017 pursuant to the Company's 2012 Stock Incentive Plan with a value of $3,000,000 (based on the closing price of the Company's common stock on such date) which will consist of 50% time-based restricted stock of the Company vesting 25% on each anniversary date over four years and 50% performance-based restricted stock units of the Company vesting 25% on each anniversary date of four years if the performance conditions and metrics, which are to be determined by the Compensation Committee, are achieved and (iii) commencing with the Company’s 2021 fiscal year (or such earlier time as may be determined by the Compensation Committee in its sole discretion), will be entitled to receive additional annual long term incentive awards as may be determined by the Compensation Committee.

The Employment Agreement provides that if Mr. Stockinger's employment with the Company is terminated by the Company for Cause (as defined in the Employment Agreement) or if his employment with the Company ends due to death or "permanent and total disability" (within the meaning of Section 22(e)(3) of the Code) or voluntary termination of employment by Mr. Stockinger without Good Reason (as defined in the Employment Agreement), he shall be entitled to receive (i) any earned but unpaid compensation, (ii) solely with respect to Executive's termination for death or "permanent and total disability", any earned but unpaid bonus for any completed year prior to the date of termination and (iii) any other amounts or benefits owing to Mr. Stockinger under the terms of any employee benefit plan of the Company or, in the case of equity-based compensation awards, under the terms of the equity award plan or applicable award agreement (the "Accrued Benefits").

The Employment Agreement also provides that if Mr. Stockinger's employment with the Company is terminated by the Company without Cause or for reasons other than death or "permanent and total disability" or is voluntarily terminated by Mr. Stockinger for Good Reason, he shall be entitled to receive (i) 1.5 times his then base salary, to be paid at least monthly, (ii) any earned but unpaid bonus for any completed year prior to the date of termination plus a pro rata portion of any annual bonus that Mr. Stockinger would have been entitled to receive with respect to the fiscal year of termination had his employment not been terminated, (iii) the payment by the Company of premium payments for a period of up to twelve months if Mr. Stockinger and his dependents elect coverage under the Company's health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), (iv) executive outplacement services in an amount not to exceed $25,000 to be incurred no later than the end of the second year following the year of termination and (v) the Accrued Benefits.

If within one year after the occurrence of a Change of Control (as defined in the Employment Agreement), Mr. Stockinger's employment with the Company is terminated by the Company without Cause and for reasons other than death or "permanent and total disability" or is voluntarily terminated by Mr. Stockinger for Good Reason, then Mr. Stockinger shall be entitled to (i) 2.0 times his then base salary, payable in a lump sum (ii) any earned but unpaid bonus for any completed year prior to the date of termination plus a pro rata portion of any annual bonus that Mr. Stockinger would have been entitled to receive with respect to the fiscal year of termination had his employment not been terminated, (iii) the acceleration of the vesting provisions of Mr. Stockinger's outstanding unvested time-based restricted stock awards, (iv) the acceleration of the vesting provisions of a portion of Mr. Stockinger's outstanding performance-based restricted stock unit awards that would have vested as of the scheduled vesting date if the Company were to have achieved the target performance level for the performance period, if (x) such awards are not continued by the Committee or not assumed or replaced in an equitable manner by the successor entity after a Change of Control or (y) such awards are continued by the Committee, or are assumed or replaced in an equitable manner by the successor entity after a Change of Control and, within one year after the date of Change of Control, Mr. Stockinger's employment is terminated without Cause and for reasons other than death or "permanent disability" or voluntarily terminated by Mr. Stockinger for Good Reason, (v) the payment by the Company of premium payments for a period of up to twelve months if Mr. Stockinger and his dependents elect coverage under the Company's health insurance plan pursuant to COBRA, (vi) executive outplacement services in an amount not to exceed $25,000 to be incurred no later than the end of the second year following the year of termination and (vii) the Accrued Benefits.

Mr. Stockinger, pursuant to the Employment Agreement, agreed, for a period of two years following his termination of employment with the Company, not to directly or indirectly solicit for employment or employ any person who is or was employed by the Company within six months prior to his termination date.

Additionally, under the Employment Agreement, Mr. Stockinger agreed for a period of eighteen months following his termination of employment with the Company, not to be employed by or associated with as employee, consultant, director, or in any other equivalent capacity, any company operating Tex−Mex or Mexican−themed quick-service, quick-casual, fast-casual or casual dining restaurants, or any company operating Caribbean or Hispanic−themed quick-service, quick-casual, fast-casual or casual dining restaurants which feature grilled chicken as the primary or central menu item.

The foregoing summary of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Appointment of Chief Operating Officer

On February 27, 2017, the Company announced that Danny Meisenheimer, the former Interim Chief Executive Officer and President of the Company and Chief Operating Officer, Pollo Tropical was appointed Chief Operating Officer and Senior Vice President of the Company effective February 28, 2017. Mr. Meisenheimer, age 56, served as the Company's Interim Chief Executive Officer and President from September 30, 2016 until February 28, 2017 and served as Chief Operating Officer of Pollo Tropical from 2013 until 2017.  Mr. Meisenheimer, also served as Pollo Tropical’s Interim Chief Operating Officer from 2012 until 2013. In 2012, Mr. Meisenheimer served as Pollo Tropical’s Chief Brand Officer. Mr. Meisenheimer was Chief Operating Officer at Souper Salad, Inc. from 2010 to 2012 and Chief Brand Officer at Souper Salad, Inc. from 2008 to 2010.  Mr. Meisenheimer was Vice President, Brand Management at Pizza Inn, Inc. from 2005 to 2008.  Other than Mr. Meisenheimer's employment with the Company, Mr. Meisenheimer does not have any other relationships with the Company that would be required to be reported pursuant to Item 404(a) of Regulation S-K.

Appointment of Additional Board Member

On February 22, 2017, the board of directors (the "Board") of the Company appointed Paul E. Twohig as a Class I member of the Board effective February 28, 2017 to fill the vacancy created by the retirement of Timothy P. Taft. Mr. Twohig was also appointed to serve on the Corporate Governance and Nominating Committee and the Compensation Committee of the Board. Mr. Twohig has served as President, Dunkin' Donuts US and Canada of Dunkin' Brands Group, Inc. ("Dunkin' Brands") since 2012. Mr. Twohig served as Interim President, Europe and Latin America of Dunkin' Brands from 2014 until 2015 and Chief Operating Officer, Dunkin' Donuts US and Brand Operating Officer of Dunkin' Brands from 2009 until 2011. Mr. Twohig also served as a consultant to MOD Pizza in 2009 and as Senior Vice President, Eastern Division of Starbucks Corporation from 2005 until 2009. Mr. Twohig also served as Chief Operating Officer and Executive Vice President of Panera Bread Company from 2003 until 2004. Mr. Twohig does not have any other relationships with the Company that would be required to be reported pursuant to Item 404(a) of Regulation S-K. With over 30 years of experience in the restaurant industry, Mr. Twohig brings to the Company and the Board significant leadership, management, operational, financial, marketing, franchising and brand management experience.

Appointment of Chairman of the Board

On February 27, 2017, the Company announced that Stacey Rauch, a current member of the Board, has been appointed non-executive Chairman of the Board effective February 28, 2017.

ITEM 8.01. OTHER EVENTS.

On February 27, 2017, the Company issued a press release announcing the appointment of Mr. Stockinger as the Company's Chief Executive Officer and President, Mr. Meisenheimer as Chief Operating Officer and Senior Vice President, Mr. Twohig as a member of the Board and Ms. Rauch as non-executive Chairman of the Board, the entire text of which is attached hereto as Exhibit 99.2 and is incorporated by reference herein.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits
10.1    Executive Employment Agreement dated as of February 24, 2017 between Fiesta
    Restaurant Group, Inc. and Richard Stockinger.+
99.1    Fiesta Restaurant Group, Inc. Press Release, dated February 27, 2017
99.2    Fiesta Restaurant Group, Inc. Press Release, dated February 27, 2017
+ Compensatory plan or arrangement

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIESTA RESTAURANT GROUP, INC.

Date: February 27, 2017

By: /s/ Lynn S. Schweinfurth
Name: Lynn S. Schweinfurth
Title: Senior Vice President, Chief Financial Officer and Treasurer